SPRUCEGROVE INVESTMENT MANAGEMENT LTD.

CODE OF ETHICS

JANUARY 2023

DOING THE RIGHT THING

Message from the Board of Directors:

Since Sprucegrove's inception in 1993, our bedrock principle has been 'Always do the right thing.' This is the lodestar which guides us and it requires all of us to continually adhere to this inviolable value.

In order to earn our clients' trust and discharge our fiduciary obligations, we must operate ethically and grow responsibly. There are no shortcuts. We seek to operate ethically and grow responsibly in order that we can be successful long-term and pass the baton to succeeding generations.

Our strategic partners and clients trust us because of our excellent reputation for acting with integrity, honesty and always doing the right thing. Continuing to do this well will set us apart from our competitors and reinforce confidence in our company.

Our Code of Ethics underpins our business and establishes principles and standards we can follow, and to which we hold ourselves accountable.

Sprucegrove maintains a low appetite for risk and is committed to managing our firm with appropriate risk management policies and procedures. The fundamental principles contained in our Code of Ethics are paramount for all employees. It is incumbent that all employees adhere to our Code in order to preserve Sprucegrove's more than quarter century of acting as a trusted fiduciary on behalf of institutional clients.

We encourage everyone to read and understand the Code's principles and consistently apply them. Each of us has an important role in helping us safeguard our duty to our clients and ourselves.

We thank you for your commitment to Sprucegrove.

Shirley Woo	Sabu Mehta	Arjun Kumar

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I.INTRODUCTION

Our Code of Ethics (the "Code") has two main purposes. Most importantly, it encourages us all to think about what doing the right thing means in practice, especially how to ensure you are making the right decision for our clients, where you can go for help, and how you raise concerns. Secondly, it summarizes the main conflicts of interest covered by our Risk and Compliance framework.

Our Code is designed to protect Sprucegrove and its clients by deterring misconduct and guarding against any violations of applicable securities laws. It is imperative that Sprucegrove avoid even the appearance of a conflict between the activities of its employees and its fiduciary duties to its clients.

Application of our Code

Our Code establishes rules of professional conduct for all part-time employees, full-time employees, contractors, directors and/or officers of Sprucegrove (each, an "Associate" and collectively, the "Associates") and govern our day-to-day activities. It could only take one serious breach of these standards to undo much of our good work. As individuals we must know what is expected of us, take personal accountability for our actions and know how to respond if someone is acting improperly.

Sprucegrove expects its Associates to adhere to all applicable laws and regulations and has developed this Code to promote high standards of behavior.

This Code will be issued and explained to all Associates upon commencement of employment. Upon issue, annually thereafter and upon any amendments, you will be required to certify electronically (via ComplianceAlpha) that you have read and understand this Code and that you have complied with the provisions set forth herein.

The Chief Compliance Officer is responsible for the implementation of, and monitoring compliance with, this Code.

All Associates must read this Code and are expected to comply with both its spirit and letter.

Compliance with applicable laws

You must comply with all applicable laws, rules and regulations of any government and regulatory organization governing your professional activities. Sprucegrove will endeavour to provide appropriate information to you concerning this Code and applicable laws.

What happens if I do not meet the conduct standards?

Any action that falls short of the requirements of this Code or any of our regulators may be dealt with through formal investigation and disciplinary actions by Risk & Compliance and the Board of Directors. Depending on the specific circumstances of the breach, disciplinary action may result in profit disgorgement, trade cancellation, the forced sale of positions, dismissal, personal liability and referral to law enforcement agencies or other regulatory agencies.

You are required to report any breaches of our Code or applicable regulations to the Chief Compliance Officer.

CFA Institute

Our firm claims compliance with the CFA Institute's Asset Manager Code (the "Asset Manager Code") on an annual basis. If your role relates to the ethical and professional responsibilities outlined in the Asset Manager Code, you must also abide by such rules.

Questions

This Code is broad in scope and does not address circumstances which may require special attention or individualized treatment. In such instances, you should contact the Chief Compliance Officer or their delegate(s) for guidance (each, a "Compliance Officer").

Any questions regarding this Code should also be referred to a Compliance Officer.

II.STANDARDS OF CONDUCT AND FIDUCIARY DUTY

Acting with integrity

Acting with integrity and being a responsible business is fundamental to the way in which Sprucegrove operates. We all have a basic responsibility to comply with the law, regulations, statutory codes, company policies and authorizations relevant to our roles.

However, acting with integrity is a higher standard. It involves more than just complying with the letter of the law. It requires us to think about every action we take, before we take it, to ensure we are doing the right thing and acting in the interests of our customers and clients.

We all have a responsibility to notify the firm of any important changes of personal circumstances, such as criminal or financial proceedings, which could have an impact on your role.

Anti-competitive behavior

We must take care to avoid practices that may be viewed as anti-competitive, for example sharing confidential information with our competitors.

Accurate reporting

Sprucegrove is committed to complete, accurate and timely reporting to our clients and the authorities, including our regulators. Those of us who are responsible for accounting and financial recordkeeping duties have an obligation to ensure that all transactions, assets, revenues and expenses are accounted for correctly and reported appropriately.

Money laundering and financial crime

Money laundering is the attempt to hide or disguise the origin of funds to conceal criminal activity. Investment managers can often be targeted by money launderers.

We have a duty to ensure that identity and other checks are conducted for new business relationships including clients, third parties, partners and suppliers.

We must ensure we only receive or pay money to individuals and entities that have been suitably identified and verified in accordance with legal requirements.

Sprucegrove values its reputation for financial integrity and reliability and is committed to preventing, detecting and reporting fraud and developing an anti-fraud culture.

If you have any suspicions of money laundering, fraud or any other financial crime occurring, you must raise suspicions with the Chief Compliance Officer or follow the guidance on how to report wrongdoing using the whistleblowing procedures.

Fiduciary duty

Sprucegrove is a fiduciary which owes its clients undivided loyalty and is prohibited from engaging in any activity in conflict with the interest of any client. This fiduciary obligation imposes upon Sprucegrove and its Associates numerous responsibilities including the duties to:

•Render impartial advice.

•Make suitable recommendations to clients given their needs, financial circumstances and investment objectives.

•Exercise a high degree of care to ensure that adequate and accurate representations and other information about securities are presented to clients.

•Have an adequate basis in fact for its recommendations, representations and projections.

As a fiduciary, you must scrupulously avoid serving your own personal interests ahead of the interests of our clients. You may not cause a client to take action, or not to take action, for your personal benefit rather than the benefit of the client.

Conflicts of interest

We must act in the best interests of Sprucegrove and our clients. This Code is based on the principle that we owe fiduciary duties to our clients and must avoid activities, interests and relationships that might interfere with making decisions in their best interests.

A conflict of interest occurs when your personal interests could potentially interfere with your responsibilities to Sprucegrove or its clients. Conflicts of interest also occur when the interests of Sprucegrove could potentially interfere with the interests of client accounts. You must scrupulously avoid serving Sprucegrove's or your personal interests ahead of the interests of client accounts. You should avoid activities or relationships that might affect your objectivity in making decisions as a Sprucegrove employee.

You must also disclose to Risk & Compliance any personal interest that might present a conflict of interest or harm the reputation of Sprucegrove.

Doubtful situations shall be resolved in favor of the client accounts. Technical compliance with this Code's procedures will not automatically insulate any activities from scrutiny that indicate an abuse of fiduciary duties.

Avoid taking advantage

You may not use any nonpublic information concerning the investment activities of Sprucegrove to your own advantage. You may not purchase or sell securities for your own account on the basis of your knowledge of open transactions in client accounts ("front running"). You also may not engage in "scalping," the purchase or sale of securities for client accounts for the purpose of affecting the value of a security owned by you.

The receipt of investment opportunities or gifts from people seeking business with Sprucegrove could call into question the independence of your business judgment. Doubtful situations should be resolved against your personal interests.

Disclosure of personal interest

If you stand to benefit from an investment decision for a client account and you are participating in the investment decision, then you must disclose the potential personal benefit to Risk & Compliance. Risk & Compliance will determine whether or not you will be restricted in participating in the investment decision.

You are required to certify that you have no conflicts of interest, or disclose any existing or potential conflicts of interest you may have, by completing Sprucegrove's Annual Compliance Questionnaire on an annual basis via ComplianceAlpha. Please also refer to the Conflict of Interest policy in our Compliance Policies and Procedures Manual.

General conduct for benefit plan investors

Benefit plan investors are generally investment entities that invest on behalf of a person with money from their employment benefits or retirement investments. The fiduciary standards of conduct for benefit plan investor clients are as follows:

1.Sprucegrove and its Associates must discharge their duties with respect to a portfolio of a benefit plan solely in the interests of its participants and beneficiaries.

2.Sprucegrove and its Associates must discharge their duties with respect to the portfolio of a benefit plan with the care, skill, prudence and diligence under the circumstances prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims.1

3.Sprucegrove and its Associates must diversify the investments of a portfolio of a benefit plan so as to minimize the risk of large losses, unless under the circumstances it is clearly not prudent to do so.2

4.Sprucegrove and its Associates must also discharge their duties with respect to a benefit plan in accordance with the documents and instruments of such benefit plan and its portfolio (as applicable).

Disclosure requirements

You must inform the Chief Compliance Officer of any commercial interests which might influence your actions including:

•Beneficial ownership3 of the voting rights of any securities or interests of a company.

1An Associate must also give appropriate consideration to those facts and circumstances that, given the scope of Sprucegrove's duties, they know (or should know) are relevant to the particular investment or course of action involved, including the role such investment or course of action plays in the portion of the investment portfolio to which Sprucegrove has investment duties.

2The facts to be considered for diversification include, but are not limited to: (i) the purpose of the benefit plan and the portfolio; (ii) the amount of assets of the benefit plan and the applicable portfolio(s); (iii) financial, industry and market conditions; (iv) the type of investment; (v) distribution as to geographic location; (vi) distribution as to industries and sectors; and (vii) the dates of maturities (if applicable).

3"Beneficial ownership" would also include: (a) ownership of securities held by an Associate for their own benefit, whether in bearer form or registered in their name or otherwise; (b) ownership of securities held for their benefit by others such as custodians, brokers, executors, administrators or trustees, regardless of how they are registered; (c) securities held for their account by pledgees;

(d) securities owned by a partnership in which they are a member and exercises a controlling influence over the purchase, sale or

•Receiving or giving of any gift, entertainment, payment or other favour which might place the Associate under an obligation to a third party desiring to deal with Sprucegrove or its clients.

•Any outside employment, position, activities or business relationships including volunteer positions, which may compete or conflict with the interests of Sprucegrove and its clients.

If at any time you, or a member of your Immediate Family4, might be involved with a financial interest or outside relationship that could represent a conflict of interest, you must immediately contact the Chief Compliance Officer.

Client disclosures

We must provide our Form ADV to our United States clients. If there are material changes to Sprucegrove's Form ADV Part 2A since the last annual updating amendment, we are required to provide our United States- based clients either: (i) the revised Form ADV, free of charge, within 120 days after the end of Sprucegrove's fiscal year-end (i.e., December 31); or (ii) a summary of such material changes which also offers to provide Sprucegrove's Form ADV Part 2A without charge, accompanied by the website, email address and telephone number (if available) by which a client may obtain the current Form ADV Part 2A from Sprucegrove, including the website for obtaining information about Sprucegrove through the SEC's Investment Adviser Public Disclosure ("IAPD") system.

We are all required to conduct ourselves within the parameters set forth in our Form ADV. You are also required to immediately notify the Chief Compliance Officer of any situation which would render information contained in Form ADV inaccurate, including involvements in any felony or misdemeanour, and financial or investment-related investigations or actions.

We must also provide our Relationship Disclosure documentation to our Canadian clients in accordance with National Instrument 31-103. Such information includes a description of the types of costs that may be incurred by clients during the course of holding a particular investment.

voting of securities; (e) securities owned by any corporation that they should regard as a personal holding corporation; (f) securities held in the name of another where the Associate enjoys benefits substantially equivalent to ownership (e.g., application of the income derived from such securities to maintain a common home, to meet expenses that such person otherwise would meet from other sources, etc.); or the ability to exercise a controlling influence over the purchase, sale or voting of such securities; or if they can vest or revest title in themself at once or at some future time; or, if by reason of any contract, understanding, relationship, agreement or other arrangement, they obtain benefits substantially equivalent to those of ownership; (g) securities held in the name of another where the Associate provides investment advisory services other than in their capacity as an employee of Sprucegrove;

(h)final determination of beneficial ownership is a question to be determined in light of the facts of the particular case. Generally, an Associate is regarded as the beneficial owner of securities held in the name of their spouse and minor children.

4"Immediate Family" of an Associate means any of the following persons residing in the same household, an employee's: (a) spouse or domestic partner; (b) children (including stepchildren, foster children, sons-in-law and daughters-in-law); (c) grandchildren; (d) parents (including stepparents, mothers-in-law and fathers-in-law); (e) grandparents; and (f) siblings (including brothers-in-law, sisters-in-law and stepbrothers and sisters). Immediate Family includes adoptive relationships and other relationships (whether or not recognized by law) that Risk & Compliance determines could lead to possible conflicts of interest, diversions of corporate opportunity or appearances of impropriety which this Code is intended to prevent.

III.PERSONAL TRADING ACTIVITIES

We all must conduct our personal securities transactions in full compliance with this Code. You must not take any action in connection with your personal investments that could cause even the appearance of unfairness or impropriety. Doubtful situations should be resolved against your personal trading.

Within ten (10) days of becoming an Associate and/or opening a new investment account, you are required to provide a Compliance Officer with a report of all securities holdings within the past forty-five (45) days via ComplianceAlpha. Please also review the Personal Trading Policy in the Compliance Policies and Procedures Manual.

Personal trading approval

1.You are required to obtain written pre-approval for all non-exempt trades. You must submit approval requests through ComplianceAlpha specifying the specific securities to be bought or sold and any relevant information that could affect the approval decision.

2.A Compliance Officer will grant approval to an Associate to transact in a Restricted Security5 after they have confirmed that there is no current trading in that security for clients and that the security is not being "considered for purchase or sale."6 If the security is currently being traded or considered for purchase or sale, the request to trade will be denied and the Associate will need to submit another request through ComplianceAlpha at a subsequent date.

3.Trade approvals granted will generally be valid for three (3) trading days. However, please note that a trading approval can be revoked in situations in which a portfolio manager has elected to place a trade in such security prior to the expiration of such three (3) day-long period. If you do not place the order by the close of business on the third trading day following receipt of approval (or if a portfolio manager elects to trade in such security), the approval is no longer valid, and you must seek a new authorization for the transaction.

4.You shall not place an order for a securities transaction for which preclearance authorization is required prior to the receipt of written or electronic authorization from ComplianceAlpha or

5A "Restricted Security" is any security which appears or should appear on the Sprucegrove Restricted List which is published at least quarterly and available to all Associates. The list will include any security not listed that an Associate knows should be listed and any mutual fund for which Sprucegrove provides advisory services. Associates are responsible to ensure they are aware of all Restricted Securities. Restricted Securities shall also include initial public offerings and an offering that is exempt from registration under the Securities Act of 1933, as amended (the "Securities Act") pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 under the Securities Act (a "Limited Offering"). A Limited Offering is also generally known as a "private placement", as well as a non-public offering in limited amounts available only to certain investors.

6A security is being "considered for purchase or sale" when: (a) a recommendation to purchase or sell a security has been made and communicated by the portfolio manager ultimately making the decision to buy or sell such security; (b) with respect to an analyst or portfolio manager making a recommendation or decision when they consider making such recommendation or decision;

(c)in the five (5) business days following Sprucegrove participation in a company meeting or conference call (this is intended to provide time to assess the information received); (d) it continues to be considered for purchase or sale through the time when a decision has been made to buy or sell a security for the portfolio of a Sprucegrove client; (e) until the time the proposed transaction has been implemented or abandoned (i.e., after Sprucegrove has established the initial position in its clients' portfolios, sold at any one time the desired amount in its clients' portfolios or decided to withdraw the order to buy or sell); (f) until the analyst or portfolio manager decides not to recommend the purchase or sale of the security; or (g) an analyst or portfolio manager is preparing or is scheduled to prepare research on that security (as per the Restricted List). Securities which are being reviewed only as part of a general survey or other broad monitoring will not be deemed "considered for purchase or sale."

directly from a Compliance Officer. Verbal approvals are not permitted.

5.You are prohibited from revealing to any other person (except in the normal course of your duties on behalf of Sprucegrove) any specific information regarding the trading activities or Restricted Securities under consideration by Sprucegrove. This information should not be provided to any third party without advance written approval from the Chief Compliance Officer.

Prohibited activities

1.Conflicts of interest. Do not recommend an investment in any security by Sprucegrove for its clients without having disclosed to a Compliance Officer your beneficial ownership in such security. Do not buy or sell (or advise someone else to buy or sell) any Restricted Security without the express written prior approval of a Compliance Officer.

2.Inside information. Do not buy or sell any security if you have material non-public information ("MNPI") regarding the issuer of such security. See Section IV – Receipt and Use of Material Non- Public Information.

3.Market manipulation. Do not engage in any transactions intended to raise, lower or maintain the price of any security or create a false appearance of active trading. You are also prohibited from creating or spreading false information.

4.Certain transactions in mutual funds. You cannot engage in late trading, market timing or any other activity with respect to any mutual fund in violation of applicable law or the fund's investment documents.

5.Invest, don't trade. We believe that personal investing which is consistent with our firm's investment philosophy does not interfere with clients' interests. As such, the firm believes that short-term trading is inconsistent with our investment philosophy, which emphasizes an investment rather than a trading approach to the achievement of favourable investment results. Excessive trading may also be a potential distraction from servicing clients and could interfere with an employee's job responsibilities.

6.Others. You cannot enter into any other transaction deemed by a Compliance Officer to involve a conflict of interest, possible diversions of corporate opportunity or an appearance of impropriety.

Exempt Transactions

The following transactions are not subject to the preclearance requirements in the "Personal trading approval" section above, but still must be reported:

1.Non-discretionary accounts. These are accounts in which you have no influence or control over the investment decision making process and knowledge of transactions before they are completed.

2.Involuntary transactions (including certain corporate actions). Transactions that are involuntary on your part, such as stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, and other distributions or corporate reorganizations that generally apply to all holders of the same class of securities. Sales initiated by brokers to satisfy margin calls are not considered involuntary and must be precleared.

3.Automatic Investment Plans.7 Transactions effected pursuant to an Automatic Investment Plan.

4.Purchases or sales of any of the following securities:

a.Exchange-traded funds.

b.Fixed income investments.

c.Commodities, futures, and options on futures. Any purchase or sale involving non-financial commodities (e.g., agricultural futures, metals, oil, gas, etc.), futures (including currency futures and futures on securities comprising part of a broad-based, publicly traded market- based index of stocks) and options on futures.

d.Mutual funds. Any purchase or sale of an open-end mutual fund, except for those for which Sprucegrove provides advisory services.

e.Gifts of securities. Associates desiring to make a gift or contribution of securities or who receive such a gift, including an inheritance, do not need to preclear the transaction. However, you must report such gifts or contributions to Risk & Compliance within thirty (30) days after the end of the calendar quarter in which such transaction occurred.8

f.Other exempt securities. Any transaction in the following: (i) banker's acceptances; (ii) bank certificates of deposit and time deposits; (iii) commercial paper; (iv) repurchase agreements;

(v)securities that are direct obligations of the Canada or United States governments; (vi) shares of money market funds; and (vii) transactions in other securities that may be designated in writing by Risk & Compliance.

Recordkeeping and reporting

Within ten (10) days of becoming an Associate and being provided with this Code and annually thereafter, you are required to provide a Compliance Officer with a report of all securities holdings within the past forty-five (45) days via ComplianceAlpha.

You must notify a Compliance Officer promptly in writing of any new trading accounts in which you have a beneficial interest and shall make sure account statements are delivered via ComplianceAlpha.

You must keep a record of any securities transactions and holdings in which you have a beneficial interest9 and which are not reported via ComplianceAlpha. To the extent not provided on ComplianceAlpha, all such

7An "Automatic Investment Plan" means a program in which regular purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation without affirmative action by the Associate. Examples are as follows: dividend reinvestment plans ("DRIPs"), payroll deductions, bank account drafts or deposits, automatic mutual fund exchange and/or withdrawal programs, asset allocation accounts and qualified tuition programs.

8You must disclose the following information: (i) the identity of the person receiving/giving the gift; (ii) the date of the transaction; (iii) the name of the broker through which the transaction was effected; (iv) the name of the security; and (v) the number of shares of the security. A bona fide gift or contribution is one where the donor does not receive anything of monetary value in return. An Associate who purchases a security with the intention of making a gift or contribution must preclear the purchase transaction.

9 A "beneficial interest" means the opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to share at any time in any profit derived from a transaction in securities or funds.

records shall be submitted to a Compliance Officer no later than thirty (30) days after the end of the calendar quarter in which a transaction was effected. The quarterly transaction reports must contain at least the following information:

•The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which you have any direct or indirect beneficial ownership.

•The type of transaction (i.e., purchase, sale or any other type of acquisition or disposition).

•The price at which the transaction was effected.

•The name of the broker, dealer or bank through which the transaction was effected.

•The date that the report is submitted.

Immediate Family

You must also report transactions for accounts of members of your Immediate Family within the same household.

Investment clubs

Please review the Personal Trading Policy in the Compliance Policies and Procedures Manual for information pertaining to participation in an investment club.

Confidentiality

Risk & Compliance will use its best efforts to ensure that your personal holdings information is treated confidentially. However, the firm is required to review, retain and disclose documents containing personal holdings information to certain regulators under applicable circumstances.

Availability of reports

All information supplied pursuant to this Code may be made available for inspection to the firm's Board of Directors, Risk & Compliance, the Chief Legal Officer, any government agency and any attorney or agent of the foregoing.

IV. MATERIAL NON-PUBLIC INFORMATION

What is material non-public information?

Material10 non-public information11 12 ("MNPI") is not generally available and that a reasonable investor would use to help them make investment decisions. MNPI is likely to significantly affect the price of an investment.

What are the restrictions on my activities?

You must not use MNPI for either personal gain or Sprucegrove's gain. Specifically, you must not engage in any personal trading if you have MNPI.

Securities laws generally prohibit the trading of securities of an issuer while in possession of MNPI ("insider trading"). Any person who passes along MNPI upon which a trade is based ("tipping") may also be in violation of securities laws, even if the person that passed the information does not benefit personally.

Trading while in possession of MNPI may result in civil and criminal liabilities.

What are my obligations if I have MNPI?

Should you have MNPI regarding a security, you must report it immediately to the Chief Compliance Officer, who will determine whether to add the security to the Black List of prohibited securities.

The Chief Compliance Officer will also determine if any ethical walls need to be established given the reported receipt of MNPI. Please also refer to the Ethical Wall/Ring Fence Policy and Insider Trading Policy in the Compliance Policies and Procedures Manual.

10Information that should be presumed "material" includes, but is not limited to: dividend changes, earnings estimates, changes in earnings estimates, significant merger or acquisition proposals or agreements, tender offers, major litigation, potential financial problems, and extraordinary management developments. Material information does not need to relate to a company's business.

11The term "non-public information" shall mean information which has not been publicly disclosed. Information received about a company on a confidential basis or under circumstances which indicate that it is not yet in general circulation and that such information may be attributable, directly or indirectly, to the company (or its insiders) should be deemed to be non-public information. As a rule, one should be able to point to some fact to show that the information is generally available. For example, a press release, information found in a report filed with the SEC, an announcement in the financial news services, newspaper or other trade publications would be considered public.

12For the purpose of this Code, "material non-public information" is any information about a company or the market for the company's securities which is likely to affect the market price of any of the company's securities or is likely to be considered important by reasonable investors in determining whether to trade in such securities and has not been disclosed generally to the marketplace. It may come directly or indirectly from the company or any third party.

V.BUSINESS PRACTICES AND PROCEDURES

Political and charitable contributions

You are prohibited from making political contributions for the purpose of obtaining or retaining advisory contracts with government entities. As such, Sprucegrove requires prior approval of certain political contributions. All political contributions by either an Associate or Sprucegrove to one of the following must be preauthorized by Risk & Compliance:

•A candidate for, or incumbent of, a state or local political office;

•A candidate for, or incumbent of, a political office in an any foreign country;

•A political party; or

•A political action committee.

Given the complex nature of the rule, all political contributions made to a United States government official or candidates for United States governmental office by you or a member of your household must be pre-approved by way of written request to the Chief Compliance Officer.

We must not undertake on Sprucegrove's behalf any activity that could be reasonably regarded as intending to influence public opinion towards any political party, organization or election candidate.

You must refrain from considering Sprucegrove's current or anticipated business relationships as a factor in making charitable contributions. All charitable contributions to a client by either an Associate or Sprucegrove must be preauthorized by Risk & Compliance.

These policies cover the political contributions and charitable donations to clients made by you and your Immediate Family.

You are required to annually certify your compliance with these policies in the Annual Compliance Questionnaire. Please also refer to the Pay-to-Play Rules Policy in the Compliance Policies and Procedures Manual.

Labor organization reporting

Any gifts, any payment of money or anything of value made directly or indirectly by you to a labor organization or officer, agent, shop steward, or other representative or employee of any labor organization (including union officials serving in some capacity to a Taft-Hartley Plan) must be reported through ComplianceAlpha. All items regardless of the amount or value must be reported (e.g., meals, gifts, travel, event tickets, golf, sponsorships, etc.).

Gifts and entertainment

On occasion, because of your position with Sprucegrove, you may be offered, or may receive without notice, gifts from persons or entities that do business with or on behalf of Sprucegrove (e.g., brokers, vendors, clients or other persons not affiliated with Sprucegrove). You shall not accept gifts, favours, entertainment, special accommodations or other things of material value that could influence your decision- making or make you feel beholden to a person or firm.

Similarly, you shall not offer gifts, favours, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making an existing or prospective client feel beholden to Sprucegrove or you. Sprucegrove has a zero tolerance towards bribes, offered or accepted; it is therefore incumbent on us all to exercise care when offering or accepting gifts or entertainment. These may be perceived as a conflict of interest, an inappropriate inducement or even a bribe, and may risk bringing Sprucegrove into disrepute.

Gifts shall not be deemed to include the value of a meal when consumed for business purposes with the other party.

Associates are prohibited from giving or receiving cash gifts.

You must record all gifts and entertainment (given or received) through ComplianceAlpha as soon as reasonably possible when a gift or entertainment is received or given if the fair market value is reasonably estimated to be greater than $250. The estimated fair market value of the gift or entertainment should include any additional costs incurred in delivering or receiving such a gift (i.e., travel expenses, lodging, etc.). You are not required to report when tickets received for an event are made available to all employees in an email.

If the Chief Compliance Officer judges that such a gift or entertainment may cause or perceive to cause a conflict of interest, they may request instructions from the Board of Directors as to what actions should be taken, if any. A Compliance Officer will maintain a log of all gift and entertainment requests for approval.

Unethical practices

Sprucegrove must deal fairly, honestly and in good faith with our clients and counterparties and our interactions with them must be truthful, accurate, and consistent with applicable regulations. We shall not engage in unethical business practices including, but not limited to:

1.Recommending the purchase or sale of any security without reasonable grounds to believe that the recommendation is suitable for the client given their investment objectives, financial resources and other information available to Sprucegrove.

2.Trading in a client's account that is excessive in size or frequency given the financial resources, investment objectives and character of the account.

3.Placing a trade for a client account without authority to do so.

4.Placing a trade for a client account upon instruction of a third party without first obtaining a written trading authorization from the client.

5.Borrowing money or securities from a client, except for such clients that are broker/dealers or other financial institutions engaged in the business of loaning funds.

6.Loaning money to a client.

7.Misrepresenting to any prospect or client the qualifications of Sprucegrove or any of its employees, the nature of the advisory services being offered, or the fees to be charged for such services.

8.Providing a report or recommendation to any client prepared by someone other than Sprucegrove without disclosing that fact.

9.Charging a client an unreasonably higher fee than that what is published in Sprucegrove's Form ADV Part 2A.

10.Failing to disclose to clients in writing before any advice is rendered, any material conflict of interest relating to Sprucegrove or any of its Associates which could reasonably be expected to impair the rendering of unbiased and objective advice, including any compensation arrangements in connection with advisory services to clients which are in addition to compensation from such clients for such services.

11.Guaranteeing to a client that a specific investment result will be realized (gain or loss).

12.Disclosing the identity or investments of any client unless required by law or consented by the client.

13.Taking any action with respect to client securities or funds, when the action is subject to and does not comply with the requirements of the Advisers Act.

14.Representing or implying in any manner that Sprucegrove has been sponsored, recommended or approved by any government agency or has certified the firm's abilities or qualifications.

15.Participating in a private securities transaction13 without providing prior written notice to a Compliance Officer describing the proposed transaction and your role in the transaction.

16.Making false, misleading, deceptive, exaggerated or flamboyant representations or predictions in the solicitation or sale of investment advisory services.

17.Establishing fictitious accounts to execute transactions which would be prohibited.

18.Using a client's funds for your personal use.

19.Making to Sprucegrove, its existing or prospective clients any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

20.Engaging in any business practice, act, scheme, artifice, manipulation, course of business or conduct that may be misleading, fraudulent, deceptive, and/or manipulative upon Sprucegrove, its clients or prospective clients.

Confidentiality

The confidentiality, integrity and availability of our information is critical to safeguarding our clients, our people, our reputation, our financial integrity and allowing us to meet our business objectives. We must

13A "private securities transaction" shall mean any securities transaction outside the regular course of scope of an Associate's employment excluding personal transactions among Immediate Family members for which no compensation is received.

never use confidential information or MNPI for personal gain – or to benefit friends, family or our employees. We must always treat Sprucegrove's confidential information as we would our own.

It is important to consider the audience of such confidential information before sharing it, even with colleagues, to ensure that it is indeed necessary to share the information and whether this may lead to a potential or actual conflict of interest.

What data needs to be kept secure?

We must protect information relating to our clients from unnecessary disclosure, whether inside or outside Sprucegrove. This includes both corporate information and individuals' personal data. We all have a duty to think carefully before disclosing any information.

We must be particularly careful with different types of data:

•Client data – such as bank details and other information obtained during the onboarding process.

•Portfolio data – holdings, transactions, strategies, trading techniques and offering documentation.

•Corporate data – for example information obtained during due diligence or service reviews of business partners.

•Employee data – including personnel files of our people.

•Intellectual property – for example details of a new product, investment strategy or research.

What are my obligations in relation to the confidentiality and security of information?

We must all think carefully when working with or disclosing information, particularly outside Sprucegrove, about the legal requirements and the potential personal or reputational damage that could result from inappropriate disclosure. Be particularly careful when using social media. Also, you should not conduct business communications using your personal email account.

You should avoid any discussion of confidential information or client relationships in public places.

What happens if I do not treat information with the appropriate level of security and confidentiality?

In addition to breaching internal policies and procedures, deliberate misuse of information can result in criminal and civil enforcement. In most countries, there is an information or privacy regulator with powers to fine individuals and companies who do not protect personal and confidential information.

What should I do if I notice that I (or a colleague) have emailed information to the wrong person?

First of all, establish the nature of the information, how sensitive was it, was it confidential company information or details of one of our clients and was the information issued by email in a password protected document that only the correct person knows? Knowing the answers to these questions will help us understand the level of exposure for the business or our clients.

Immediately notify your manager and the Chief Compliance Officer. The corrective action will likely involve contacting the recipient and advising the information has been sent to them in error and asking them to confirm that it has been destroyed securely.

Depending on the data sent in error, this may raise a data protection breach and Risk & Compliance will help assess the risk and advice on the appropriate action to take.

You also must promptly inform the Chief Compliance Officer or another member of senior management if you discover that someone else is making unauthorized use of confidential information or is otherwise violating any Sprucegrove policy or this Code. You are not prohibited from reporting suspected securities law violations to applicable regulators, including the OSC and the SEC, and in doing so may need to share Sprucegrove's confidential information. If sharing confidential information with a regulator, you must indicate to the regulator that the information is confidential.

Whistleblowing

You have a duty to raise any concern which relates to suspected wrongdoing (e.g., a breach of a legal or regulatory requirement or unethical behavior). You can raise a concern even if you are not directly affected by the purported breach; you can simply be the messenger raising a concern so that others can address it. Such reports shall be taken seriously and investigated appropriately without retaliation.

Please refer to the Whistleblowing Policy in the Compliance Policies and Procedures Manual for complete details including information concerning internal and external reporting channels.

Corporate opportunities

You may not take personal advantage of any opportunity (investment or otherwise) properly belonging to Sprucegrove or any client account. If you are presented with an investment opportunity, as a result of your relationship with Sprucegrove, you may personally take advantage of the opportunity only if the investment is approved in writing by Sprucegrove's Chief Compliance Officer. You must also make available any such investment opportunities to client accounts before you may take personal advantage of such opportunities.

Fair dealing

We all must deal fairly with our clients, customers, vendors, competitors and other employees, and may not take unfair advantage of any other person or business through any unfair business practice, including through improper coercion, manipulation, concealment, abuse of privileged information or misrepresentation of material facts.

Safeguarding assets and property

Sprucegrove's assets and property include both physical assets such as cash, securities, physical property and equipment and intangible assets such as business strategies and plans, intellectual property, services and products. We are all responsible for safeguarding Sprucegrove's assets and property that are under our control. Theft or fraudulently obtaining Sprucegrove's assets or property is forbidden, and you should not waste or misuse such assets or property for your own personal benefit.

Outside business activities

We must all act in the best interests of the firm and our clients. You must avoid any activities, interests or associations outside of working at Sprucegrove that could interfere with, or give the appearance of interfering with, your ability to act in the best interests of the firm and its clients.

You must obtain pre-approval from Risk & Compliance prior to engaging in an Outside Business Activity (as defined below) in which you wish to engage. Such request can be submitted electronically via ComplianceAlpha. You also have an ongoing obligation to provide updated information relating to any previously approved Outside Business Activity should there be a material change to your title, position or association with an organization. You should communicate such changes to Risk & Compliance via ComplianceAlpha.

An "Outside Business Activity" includes: (i) becoming employed by or engaged in any outside business;

(ii)becoming employed by, or receiving compensation from, any other person, entity or business organization; or (iii) serving in a fiduciary capacity (e.g., trustee, executor or power of attorney) for someone other than a family member. This definition does not include voluntary affiliations or relationships with tax-exempt entities such as charitable, religious, civic, or fraternal organizations unless you receive some compensation for your efforts or the organization has a business relationship with Sprucegrove.

Risk & Compliance may consider a number of factors in deciding whether to approve (or disapprove) a proposed Outside Business Activity, including, but not limited to, the extent to which the proposed activity could: (i) violate any law or regulation; (ii) require oversight or monitoring by Sprucegrove; (iii) involve prolonged absences during business hours; (iv) interfere with, or give the appearance of interfering with, the employee's ability to perform work and/or act in the best interests of Sprucegrove or its clients; or (v) create adverse publicity or potential liability for, or harm the reputation of, Sprucegrove.

You are prohibited from serving on the board of directors of a publicly held company (other than pooled investment vehicles which Sprucegrove sponsors or promotes) absent prior written authorization from Sprucegrove's Chief Compliance Officer. You are also prohibited from serving on the board of directors of a private company without the prior written approval of Sprucegrove's Chief Compliance Officer. If you receive approval to serve as a director of a private company, you may be required to resign, either immediately or at the end of the current term, if the company goes public during your term as a director.

VI. ADMINISTRATION AND ENFORCEMENT OF THIS CODE

Reporting Violations

You are required to report violations, or potential violations, of this Code promptly to Sprucegrove's Chief Compliance Officer. The Chief Compliance Officer will investigate any matter and report any significant violations to Sprucegrove's Board of Directors. Retaliation against an individual who reports a violation is prohibited and constitutes a further violation of this Code.

Sanctions

If Sprucegrove's Chief Compliance Officer determines that you have committed a violation of this Code, Sprucegrove's Board of Directors may take any actions it deems appropriate, including but not limited to: a warning, a letter of caution and warning, a forced sale of securities, profit disgorgement, suspension of personal trading rights, suspension of employment (with or without compensation), fine, and termination of the employment of the violator for cause. In addition to sanctions, violations may result in civil referrals to regulatory authorities or criminal referrals, where appropriate.

Confidentiality

Any reports of violations from Associates will be treated confidentially to the extent permitted by law and will be investigated promptly and appropriately. All information obtained by a Compliance Officer from any Associate shall be kept in strict confidence. However, reports will be made available to securities regulators and the Board of Directors. Reports of violations of this Code may be submitted to Sprucegrove's Chief Compliance Officer on an anonymous basis.

Exceptions to this Code

Although exceptions to this Code will rarely, if ever, be granted, Sprucegrove's Chief Compliance Officer may grant exceptions to the requirements of this Code on a case-by-case basis if it finds that the proposed conduct involves negligible opportunity for abuse.

Training and Education

You are required to complete any mandatory training sessions/modules conducted or delivered by Risk & Compliance concerning this Code.

Annual Review

Sprucegrove's Chief Compliance Officer will review this Code at least once a year and identify any recommended changes in existing restrictions or procedures, evolving industry practices or developments in applicable laws or regulations, and will report such findings to the Board of Directors.

Recordkeeping requirements

Risk & Compliance will maintain records in the manner and to the extent as set forth herein, and will make these records available to applicable securities regulators or any of their respective representatives at any time for reasonable periodic, special or other examination.